Exhibit 99.1

BRE Properties Announces Reduction in Common Dividend

Company Release - 07/30/2009 16:45

SAN FRANCISCO, July 30 /PRNewswire-FirstCall/ — BRE Properties, Inc. (NYSE: BRE) today announced that its board of directors approved a reduction in the quarterly common dividend to $0.375 from $0.5625 per share for the third and fourth quarters of 2009. The board cited the company’s emphasis on capital preservation, given the magnitude of the economic recession and uncertainty regarding its duration, as the primary reason for the dividend reduction.

The quarterly common dividend payment of $0.375 is equivalent to $1.50 per common share on an annualized basis, and represents a yield of approximately 6.2% on today’s closing price of $24.38 per share.

“We believe the dividend reduction is a prudent action in response to a difficult operating environment, in which market fundamentals continue to deteriorate, and capital remains scarce and expensive,” said BRE President and CEO Constance B. Moore. “The reduction retains approximately $40 million per year, improving liquidity and balance sheet leverage. At the new level, the dividend will be well-supported by the company’s operating cash flows.”

Common and Preferred Dividends Declared

The board also approved the payment of regular common and preferred stock dividends for the quarter ending September 30, 2009. All common and preferred dividends will be payable on Wednesday, September 30, 2009 to shareholders of record on Tuesday, September 15, 2009.

The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE Properties, Inc.

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 73 apartment communities totaling 21,480 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has seven properties in various stages of development and construction, totaling 2,043 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our Web site at www.breproperties.com. (Property data as of 03/31/09)

SOURCE BRE Properties, Inc.

Contact: Investors, Edward F. Lange, +1-415-445-6559, or Media, Thomas E. Mierzwinski, +1-415-445-6525, both of BRE Properties, Inc.